Exhibit 10(e)2
SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (Agreement) is entered into by THOMAS O. ANDERSON, IV (Employee) and MISSISSIPPI POWER COMPANY (Company) and arises out of Employee's separation from service. In consideration of the material promises contained herein, the parties agree as follows:

1.	SEPARATION FROM SERVICE.
Employee's separation from service from the Company is effective May 31, 2013 (Separation Date). As of the Separation Date, Employee has no further privileges, duties or obligations to the Company or any of its affiliates, except as specifically provided herein.

2.	RELEASE BY EMPLOYEE.
Employee does hereby voluntarily and irrevocably waive, release, dismiss with prejudice, and withdraw all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which he ever had, may have or now has against the Southern Entities, and their past, present and future officers, directors, employees, agents, insurers, attorneys, plan administrators and their respective benefit plans (and related trusts) (collectively, Releasees), arising from or relating to (directly or indirectly) Employee's employment, his separation from service from the Company or other events that have occurred as of the date of execution of the Agreement, including but not limited to:

(a)
claims for violations of Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Fair Labor Standards Act; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act; 42 U.S.C. § 1981; the National Labor Relations Act; the Labor Management Relations Act; executive orders, including Executive Orders 11246 and 11141; the Vietnam Era Veteran's Readjustment Act of 1974; the Uniformed Services Employment and Reemployment Act of 1994; the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002, the State of Alabama Age Discrimination in Employment Act or the Employee Retirement Income Security Act of 1974;

(b)	claims for violations of any other federal or state statute or regulation or local ordinance;

(c)
claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)
claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company (except to the extent provided in Section 3); and

(e)	any other claims under state law arising in tort or contract.

3.	CLAIMS NOT RELEASED BY EMPLOYEE.
In signing the Agreement, Employee is not releasing any claims that may arise under the terms of the Agreement or which may arise out of events occurring after the date Employee executes the Agreement.
Employee also is not releasing claims to benefits that he is already entitled to receive as a retiree under The Southern Company Pension Plan, The Southern Company Employee Savings Plan or under any of the Company's other employee compensation or benefit plans or under any workers' compensation laws. However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its compensation or benefit programs at any time in accordance with the procedures set forth in such plans or programs.

4.	NO ASSIGNMENT OF CERTAIN CLAIMS.
Employee represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of the Agreement.

5.	PUBLICITY; NO DISPARAGING STATEMENT.
Employee and the Company covenant and agree that they shall not engage in any communications that shall disparage one another or interfere with their existing or prospective business relationships, except as otherwise provided in Section 10 hereof,

6.	NO EMPLOYMENT.
As substantial material inducement for the Company to enter into the Agreement, Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with any of the Southern Entities, for a period of two (2) years following the execution of the Agreement. Further, neither the Company nor any of the other Southern Entities shall rehire Employee as an employee, temporary employee, leased employee or independent contractor for a period of two (2) years following Employee's execution of the Agreement, unless an exceptional business reason exists for rehiring Employee and Southern Company's senior Human Resources officer and Executive Vice President and General Counsel approve such rehiring.

7.	BUSINESS PROTECTION PROVISIONS.

(a)	Preamble.
As a material inducement to the Company to enter into the Agreement, and the recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 7.

(b)	Definitions.
For purposes of this Section 7, the following terms shall have the following meanings:

(i)
Confidential Information shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or any of the other Southern Entities, other than Trade Secrets (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked CONFIDENTIAL or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies.

(ii)
Entity or Entities shall mean any person, business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iii)
Trade Secrets shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee agrees that Trade Secrets include non-public information related to the rate-making process of the Southern Entities and any other information which is defined as a trade secret under applicable law.

(iv)
Work Product shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with the Company.

(c)	Nondisclosure: Ownership of Proprietary Property.

(i)
In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with the Agreement or as required by applicable law: (A) with regard to each item constituting a Trade Secret, at all times such information remains a trade secret under applicable law and (B) with regard to any Confidential Information, for a period of three (3) years following the Separation Date (Restricted Period).

(ii)
Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(iii)
All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be work made for hire (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

(d)	Non-Interference with Employees.
Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any Entity: (i) actively recruit, solicit, attempt to solicit or induce any person who, during the Restricted Period, or within one year prior to the Separation Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities to leave or cease such employment for any reason whatsoever; or (ii) hire or engage the services of any such person described in clause (i) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

(e)	Non-Interference with Customers.

(i)
Employee acknowledges that in the course of employment, he has learned about the Company's business, services, materials, programs, plans, processes and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its business, services, materials, programs, plans, processes, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee regarding the Company's business concepts, services, materials, ideas, programs, plans and processes, products and marketing techniques, so as not to aid the Company's competitors. Accordingly, the parties agree that the Company is entitled to the following protection, which Employee agrees is reasonable:

(ii)
Employee covenants and agrees that for a period of two (2) years following the Separation Date, he will not, on his own behalf or on behalf of any Entity, solicit, direct, appropriate, call upon or initiate communication or contact with any Entity or any representative of any Entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by the Company during the period of two (2) years immediately preceding the Separation Date. The restrictions set forth in this Section shall apply only to Entities with whom Employee had actual contact during the two (2) years prior to the Separation Date with a view toward the sale or providing of any product, equipment or service sold, provided or under development by the Company.

(f)	Non-Interference with Business.
Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (A) the business of the Company; (B) the competitive nature of the Company's industry and (C) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of the Agreement.

8.	RETURN OF MATERIALS.
Employee agrees to return to the Company all property of the Southern Entities, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, pagers, phones, files and any and all written or descriptive materials of any kind belonging or relating to the Company or any other Southern Entity, including, without limitation, any originals, copies and abstracts containing any Work

Product, intellectual property, Confidential Information and Trade Secrets in Employee's possession or control.

9.	COOPERATION.
The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company or other Southern Entity to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (Company Matters). Upon request of the Company, and at any point following Employee's separation from service, Employee will make himself available to the Company for reasonable periods not inconsistent with his future employment, if any, by other Entities and will cooperate with the Company's agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

10.	CONFIDENTIALITY AND LEGAL PROCESS.
Employee represents and agrees that he will keep the terms, amount and fact of the Agreement confidential and that he will not hereafter disclose any information concerning the Agreement at any time, without the express written consent of the Company, to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Southern Entities. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from disclosing or discussing the Agreement with his spouse or attorney, tax advisors or accountants, who must be informed of and agree to be bound by the confidentiality provision set forth in this Section before Employee discloses any information to them about the Agreement. In addition, nothing in the Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. The Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

11.	SUCCESSORS AND ASSIGNS; APPLICABLE LAW.
The Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its officers, directors, employees, agents, shareholders, parent corporation, subsidiaries and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. The Agreement shall be construed and interpreted in accordance with the laws of the State of Mississippi (without giving effect to principles of conflicts of laws); to the extent such laws are not otherwise superseded by the laws of the United States.

12.	INTERPRETATION.
The judicial body interpreting the Agreement shall not construe the terms of the Agreement more strictly against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

13.	WAIVER OF BREACH; SPECIFIC PERFORMANCE.
The waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to the Agreement will be entitled to enforce its or his rights under the Agreement, specifically, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of the Agreement.

14.	SEVERABILITY.
The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. If any of the provisions of the Agreement are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed. Employee acknowledges and agrees that the covenants and agreements contained in the Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against any Southern Entity, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.

15.	COMPLETE AGREEMENT.
The Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof. The Agreement may not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

16.	NO ADMISSION OF LIABILITY.
The Agreement shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

17.	NOTICES.
All notices required, necessary or desired to be given pursuant to the Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below. Alternatively, any required notification may be mailed via an overnight courier service.

If to Employee:	If to the Company:
Thomas O. Anderson, IV 106 Ashwood Dr. Pass Christian, MS 39571	Stacy Kilcoyne Vice President Mississippi Power Company 30 Ivan Allen Jr. Blvd Atlanta, GA 30308

18.	CONSIDERATION PERIOD.
The parties agree and understand that Employee has been provided at least twenty-one (21) days to consider the terms of the Agreement. EMPLOYEE AND THE COMPANY AGREE THAT ANY CHANGES WHETHER MATERIAL OR IMMATERIAL, WHICH ARE MADE TO THE COMPANY'S ORIGINAL OFFER OF CONSIDERATION IN EXCHANGE FOR THE AGREEMENT WILL NOT RESTART THE RUNNING OF THE 21-DAY CONSIDERATION PERIOD DESCRIBED IN THE PRECEDING SENTENCE.

19.	EFFECTIVE DATE OF AGREEMENT AND OPTION TO REVOKE.
The parties agree and understand that the Agreement must be signed on May 31, 2013, which date is at least twenty-one (21) days following the date the Agreement was provided to Employee for his consideration. However, the parties also agree and understand that Employee may revoke the Agreement within seven (7) days after signing it (Last Revocation Date). Revocation shall be made by delivering a written notice of revocation to the Company as provided in Section 17. The parties agree and understand that if Employee executes and returns the Agreement to the Company on May 31, 2013 by hand delivery or as provided in Section 17, and does not revoke the Agreement, the Agreement shall become effective on the day following the Last Revocation Date.

20.	SURVIVAL.
Notwithstanding any expiration or termination of the Agreement, other than by revocation as provided in Section 19, the provisions of Sections 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15 and 16 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of the Agreement.

21.	ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY WAIVER.
Employee hereby represents and warrants that:

(a)	Employee has CAREFULLY READ THE AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE AGREEMENT;

(b)	Employee has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THE AGREEMENT to the full extent that he desired before signing the Agreement;

(c)	Employee understands that the Agreement FOREVER RELEASES the Company from any legal action arising prior to the date of execution of the Agreement;

(d)	Employee has had the opportunity to REVIEW AND CONSIDER THE AGREEMENT FOR A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS before signing it;

(e)	Employee understands that he SHALL HAVE SEVEN (7) CALENDAR DAYS FOLLOWING THE EXECUTION OF THE AGREEMENT TO REVOKE SAID AGREEMENT;

(f)
In signing the Agreement, EMPLOYEE DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THE AGREEMENT by the Company or by any of the Company's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement or otherwise; and

(g)	Employee was not coerced, threatened, or otherwise forced to sign the Agreement, and Employee is VOLUNTARILY SIGNING AND DELIVERING THE AGREEMENT of his own free will.

Signatures are on the following page.

IN WITNESS WHEREOF, the undersigned have signed and executed the Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of the Agreement.

COMPANY

MISSISSIPPI POWER COMPANY

	By:	/s/Stacy R. Kilcoyne

	Its:	Vice President, Human Resources

	Date:	June 5, 2013

EMPLOYEE

THOMAS O. ANDERSON, IV

/s/Thomas O. Anderson, IV

	Date:	May 31, 2013

WITNESS:

Employee's signature witnessed by:

/s/Barbara P. Butensky		Barbara P. Butensky
Signature		Printed Name of Witness

5/31/13
Date		BARBARA P. BUTENSKY MY COMMISSION # EE 113965 EXPIRES: November 4. 2015 Bonded Thru Notary Public Underwriters